UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 13, 2017

ALTEGRIS WINTON FUTURES FUND, L.P.
(Exact name of registrant as specified in its charter)

COLORADO	000-53348	84-1496732
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

c/o ALTEGRIS ADVISORS, L.L.C.
 1200 Prospect Street Suite 400
La Jolla, California 92037
(Address of principal executive offices)
Registrant’s telephone number, including area code: (858) 459-7040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Effective July 13, 2017, Robert Naka, age 54, was appointed as Chief Operating Officer of Altegris Advisors, L.L.C., the general partner (“General Partner”) of Altegris Winton Futures Fund, L.P. (the “Partnership” or “Registrant”).
Prior to joining the General Partner, Mr. Naka served as Chief Operating Officer of Salient Partners, L.P. in Houston, TX from June 2015 to July 2017, where he was responsible for overseeing the operational merger of the firm with Forward Management, LLC.  Mr. Naka joined Forward Management, LLC in 2009 as Senior VP of Operations and later served as Chief Operating Officer.  Additional prior roles have included Chief Operating Officer for Anew Capital Management LLC, in Scottsdale, AZ, and various roles encompassing the operational mergers of several asset management entities over 17 years at ING Funds (and its predecessors), eventually raising to the position of Executive VP & Chief Operating Officer.  None of Salient Partners, L.P., Forward Management, LLC, Anew Capital Management LLC or ING Funds (or its predecessors) is a parent, subsidiary or other affiliate of Registrant.
Other than his employment agreements with the General Partner, to which the Partnership is not a party, there are no arrangements or understandings between Mr. Naka and any other person or persons with respect to his office with the General Partner and the General Partner’s relationship, as general partner, with the Partnership, or otherwise with any limited partner of the Partnership.
Mr. Naka is not related, by blood, marriage or adoption, to any of the General Partner’s managers.
The Partnership does not have related persons.  The Partnership has not entered into any transactions in which related persons of the General Partner have a direct or indirect interest, other than the material contracts, entered into with the General Partner or its affiliates, included as exhibits in connection with the registration of the Partnership’s Interests on Form 10.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Partnership has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 19, 2017

ALTEGRIS WINTON FUTURES FUND, L.P.

By:	ALTEGRIS ADVISORS, L.L.C., its general partner

By:	/s/ Matthew Osborne
Name: Matthew Osborne
Title: Chief Investment Officer